Exhibit 99.1

HealthLynked Corp. to Trade on OTCQB Under Symbol “HLYK”, Schedules Q1 Earnings Release for May 15, 2017

May 10, 2017

Naples, FL- (May 10, 2017) – HealthLynked Corp. (OTCQB:HLYK) today announced that it has commenced trading on the OTCQB under the symbol “HLYK”. The Company plans to release its first quarter 2017 financial results on Monday, May 15, 2017.

Dr. Michael Dent, Chairman and Chief Executive Officer stated, “Our shareholders have patiently waited for HealthLynked to become a publicly traded company and today, that becomes a reality. We appreciate their support and belief in our mission to improve healthcare”.

He continued “I am thrilled about the recent addition to our management team of Rob Horel, our Chief Commercial Officer and former VP of Sales and Marketing at NeoGenomics (NSDQ:NEO) to lead our sales and marketing initiatives for HealthLynked. Mr. Horel has already hired our first round of sales executives and will be leading the sales training program later this month. We are expecting great things from Mr. Horel and his sales team as we plan to launch the HealthLynked Network next month. I am excited about the future of HealthLynked and what we will be offering to the healthcare market”.

About HealthLynked Corp.

HealthLynked Corp. provides a solution for both patient members and healthcare providers to improve healthcare. The HealthLynked Network is a cloud-based platform that allows patients to enter their medical history, medications, allergies, past surgeries and medical records in one convenient online secure location, free of charge.

Participating healthcare providers realize benefits in the ability to see more patients, access more accurate patient information, participate in our telemedicine program, improve patient retention and increase online filing of vacancies including last minute cancelations through our “real time appointment scheduling” mobile application. Healthcare providers pay a monthly fee to increase online visibility, recruit new patients, and improve office efficiency.

For additional information about HealthLynked Corp. visit www.healthlynked.com

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company's ability to gain new customers, offer new types of services, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company's filings with the SEC.

Company Contact:

George O’Leary

Chief Financial Officer

goleary@healthlynked.com

Investor Relations contact:

Amato and Partners, LLC

Investor Relations Counsel

admin@amatoandpartners.com